SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )
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☐	Soliciting Material Pursuant to §240.14a-12
Huttig Building Products, Inc.

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555 Maryville University Dr.
Suite 400
St. Louis, Missouri 63141

March 13, 2008

Dear Huttig Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Huttig Building Products, Inc., to be held at 3:00 p.m., local time, on Monday, April 21, 2008 at the Hyatt Regency Greenwich, 1800 East Putnam, Old Greenwich, Connecticut.

The Notice of Annual Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations and there will be an opportunity for discussion of the Company and its activities. Our 2007 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the Internet address or the toll-free telephone number on the proxy card.

Sincerely,

Jon P. Vrabely
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 21, 2008
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 21, 2008
ITEM 1 -- ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
REPORT ON EXECUTIVE COMPENSATION BY THE MANAGEMENT ORGANIZATION AND COMPENSATION COMMITTEE OF THE COMPANY
EXECUTIVE OFFICERS
BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND MANAGEMENT
PRINCIPAL STOCKHOLDERS OF THE COMPANY
EXECUTIVE COMPENSATION
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PRINCIPAL ACCOUNTING FIRM SERVICES AND FEES
ITEM 2 -- RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008
MISCELLANEOUS
Appendix A

Huttig Building Products, Inc.
555 Maryville University Dr.
Suite 400
St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 21, 2008

March 13, 2008

Huttig Building Products, Inc. will hold its 2008 Annual Meeting of Stockholders on Monday, April 21, 2008 at 3:00 p.m., local time, at the Hyatt Regency Greenwich, 1800 East Putnam, Old Greenwich, Connecticut, for the following purposes:

1. To elect three directors to serve terms expiring in 2011;

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

3. To transact such other business as may properly come before the meeting and all adjournments and postponements thereof.

The Board of Directors has fixed February 22, 2008 as the record date for the purpose of determining stockholders entitled to notice of and to vote at the annual meeting and all adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for ten days prior to the meeting at our executive offices at 555 Maryville University Drive, Suite 400, St. Louis, Missouri 63141.

In order to assure a quorum, it is important that stockholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy card in the accompanying envelope, or use the Internet address or toll-free telephone number set forth on the enclosed proxy card to vote their shares. Any stockholder attending the meeting may vote in person even if that stockholder has previously returned a proxy.

By Order of the Board of Directors,

David L. Fleisher
Corporate Secretary

HUTTIG BUILDING PRODUCTS, INC.
555 Maryville University Dr.
Suite 400
St. Louis, Missouri 63141

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 21, 2008

The Board of Directors of Huttig Building Products, Inc. (“Huttig” or the “Company”) is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders to be held at the Hyatt Regency Greenwich, 1800 East Putnam, Old Greenwich, Connecticut, on Monday, April 21, 2008, at 3:00 p.m., local time, and at any adjournments or postponements thereof. The enclosed proxy, when properly executed and received by the Corporate Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions thereon. If no directions are indicated on a proxy that is properly executed and received by the Corporate Secretary prior to the meeting, and not revoked, the proxy will be voted FOR each nominee for election as a director and FOR the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto in accordance with the discretion of the person or persons holding such proxy.

The first date on which this Proxy Statement and the enclosed proxy card are being sent to the Company’s stockholders entitled to notice of and to vote at the Annual Meeting is on or about March 13, 2008.

How to Vote

Stockholders may vote by marking their proxy, dating and signing it and returning it to the Corporate Secretary in the enclosed envelope. As an alternative to using the written form of proxy, stockholders may also vote their proxy by using the toll-free number listed on the proxy card or by voting via the Internet. The telephone voting and Internet voting procedures are designed to authenticate votes cast by use of a Personal Identification Number. The procedures allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any stockholder of record interested in voting by telephone or the Internet are set forth on the enclosed proxy card. If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. The availability of telephone or Internet voting will depend on that firm’s voting processes.

How to Revoke a Vote

Stockholders may revoke proxies at any time prior to the voting of the proxy by providing written notice to the Company, by submitting a new later-dated proxy or by voting in person at the meeting.

Special Voting Rules for Participants in Huttig’s 401(k) Plans

If you participate in the Huttig Building Products, Inc. Savings and Profit Sharing Plan, the Crane Co. Savings and Investment Plan or Crane Co.’s Unidynamics Employee Savings & Investment Plan (collectively, the “401(k) Plans”), you will receive one proxy with respect to all of your shares of Huttig stock registered in the same name, even if such shares are held in more than one 401(k) Plan. If your accounts are not registered in the same name, you will receive a separate proxy with respect to each registered name for which you have accounts. Shares of Huttig common stock held in each 401(k) Plan will be voted by The Prudential Investment Company of America, as trustee of each 401(k) Plan, as directed by Plan participants. Participants in the 401(k) Plans should indicate their voting instructions for each action to be taken under the Huttig proxy. All voting instructions from the 401(k) Plans’ participants will be kept confidential. If a participant fails to sign or to return the enclosed proxy/voting instruction card, the Huttig shares allocated to such participant will be voted in accordance with the pro rata vote of the participants in the applicable 401(k) Plan who did provide instructions.

Outstanding Shares and Required Votes

As of the close of business on February 22, 2008, the record date for determining stockholders entitled to vote at the annual meeting, the Company had issued and outstanding 21,389,976 shares of common stock, par value $0.01 per share. Each share of common stock is entitled to one vote on each matter to be voted on at the meeting. The presence in person or by proxy at the meeting of stockholders entitled to cast at least a majority of the votes that all holders of shares of common stock are entitled to cast will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes are counted as present or represented for purposes of determining whether a quorum is present at the meeting. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have the authority to do so. Shares represented by proxies that are marked “withhold” with respect to the election of one or more directors will be counted as present in determining whether there is a quorum.

Directors will be elected by a plurality of the votes cast by holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Votes may be cast in favor of a director nominee or withheld, and the three persons receiving the highest number of favorable votes will be elected as directors of the Company. Abstentions and broker non-votes will not affect the outcome of the election of directors.

A majority of shares entitled to vote and present in person or by proxy at the meeting must be voted in favor of the ratification of KPMG LLP as the Company’s independent registered accounting firm for the year ending December 31, 2008 in order for that proposal to be approved. Abstentions and broker non-votes will have the practical effect of voting against these proposals.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors of the Company is currently comprised of eleven members divided into three classes with each director elected to serve for a three-year term. At the 2008 annual meeting, three directors will be elected to hold office until the 2011 annual meeting. If it is properly executed and received by the Corporate Secretary prior to the meeting, and not revoked, the enclosed proxy will be voted for the election of R. S. Evans, J. Keith Matheney and Steven A. Wise, unless a stockholder indicates that a vote should be withheld with respect to one or more of such nominees. The election of all three nominees has been proposed by the Nominating and Governance Committee and recommended by the Board of Directors. Each of the nominees has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If any nominee shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such replacement nominee, if any, as may be recommended by the Board of Directors.

Dorsey R. Gardner and Philippe J. Gastone have resigned from the Board of Directors, effective immediately prior to the 2008 annual meeting. Messrs. Gardner and Gastone will not be replaced on the Board and the size of the Board has been reduced to nine members from eleven. Messrs. Gardner and Gastone are both members of the Board class whose terms expire in 2009. In order that the Board classes be equal in number, Donald L. Glass resigned from the Board class whose terms expire in 2010 and was re-appointed to the Board class whose terms expire in 2009, effective immediately prior to the 2008 annual meeting. As a result, there are three directors with terms expiring in 2008, three continuing directors with terms expiring in 2009 and three continuing directors with terms expiring in 2010.

The Board unanimously recommends a vote “FOR” the election of Messrs. Evans, Matheney and Wise as directors for terms expiring in 2011.

Please review the following information regarding Messrs. Evans, Matheney and Wise and the other directors continuing in office.

Director Nominees for Election at the 2008 Annual Meeting

R. S. EVANS
Age 63. Director since 1972. Chairman of the Board of Directors of the Company. Chairman of Crane Co. (diversified manufacturer of engineered industrial products) since 1984. Chief Executive Officer of Crane Co. from 1984 through April 2001. Other directorships: Crane Co., HBD Industries, Inc.

J. KEITH MATHENEY
Age 59. Director since May 2004. Managing member of Matheney and Matheney, CPAs PLLC (accounting and tax consulting) since June 2004. Executive Vice President of Louisiana Pacific Corporation (manufacturer of forest products) from April 2002 to September 2003 and Vice President from February 1997 to April 2002. Other directorships: Pope & Talbot, Inc.

STEVEN A. WISE
Age 47. Director since April 2005. Pacific Regional President for CEMEX S.A.B. de C.V.’s (cement and building materials producer) U.S. operations since 2007. Executive Vice President, Ready-Mix and Aggregates for CEMEX’s U.S. operations from 2003 to 2007. Vice President and General Manager of Texas Ready-Mix and Aggregates for CEMEX’s U.S. operations from 1998 to 2003.

Continuing Directors:

Directors Whose Terms Expire in 2009

MICHAEL A. LUPO
Age 75. Director since December 2002. Executive business consultant since January 2007. Strategic Advisor to the Company from January 2007 through December 2007. President and Chief Executive Officer of the Company from April 2003 through December 2006. Chairman and Chief Executive Officer of MEDX, Inc. (supplier of cameras, parts and service used in nuclear medicine) from February 1999 to March 2003.

DELBERT H. TANNER
Age 56. Director since January 2001. Chief Executive Officer of Anderson Group, Inc. (manufacturer of welding equipment and industrial fans) from June 2005 to June 2007. President and Chief Executive Officer of RMC Industries Corporation (ready-mix concrete and building materials producer) from June 2002 to May 2005. President and Chief Executive Officer of RMC Industries Corporation (ready-mix concrete and building materials producer) from June 2002 to May 2005. Chief Operating Officer and Executive Vice President from February 2002 to June 2002, and Senior Vice President from July 1998 to February 2002 of RMC Industries Corporation.

DONALD L. GLASS
Age 59. Director since September 2004. Retired. President and Chief Executive Officer of The Timber Company (timber producer) from December 1997 to October 2001. Executive Vice President of Georgia-Pacific Corporation (building products manufacturer) from January 1996 to October 2001.

Directors Whose Terms Expire in 2010

E. THAYER BIGELOW
Age 66. Director since October 1999. Managing Director of Bigelow Media, LLC (investment in media and entertainment companies) since September 2000. Other directorships: Crane Co., Lord Abbett & Co. Mutual Funds (42 funds).

RICHARD S. FORTÉ
Age 63. Director since October 1999. Retired. Chairman of Forté Cashmere Company LLC (importer and manufacturer) from January 2002 to March 2004. President of Dawson Forté Cashmere Company (importer) from January 1997 to December 2001. Other directorships: Crane Co.

JON P. VRABELY
Age 42. Director since January 2007. President and Chief Executive Officer of the Company since January 2007. Vice President, Chief Operating Officer from November 2005 through December 2006. Vice President of Operations from December 2004 to November 2005. Vice President, Product Management from September 2003 to

December 2004. Vice President of the Company’s Builder Resource operations from October 2002 until those operations were divested in February 2005.

Pursuant to a Registration Rights Agreement entered into by the Company and The Rugby Group Limited in 1999, so long as the Company common stock owned by Rugby and received in the 1999 sale of Rugby’s U.S. building products business to the Company constitutes at least 30%, 20% and 10% of the Company’s outstanding common stock, Rugby is entitled to designate for nomination by the Board of Directors three, two or one director(s), respectively. If shares of common stock beneficially owned by Rugby and its affiliates in the aggregate at any time would constitute less than 30% of the Company’s outstanding stock solely as a result of Rugby’s sale of shares to the Company in August 2001, Rugby will continue to have the right to nominate three directors so long as the common stock received in the December 1999 transaction and held by Rugby and its affiliates in the aggregate constitutes at least Rugby’s new ownership percentage after giving effect to the Company’s repurchase of these shares, as this percentage may increase from time to time as a result of the Company’s repurchase of common stock. So long as the Company common stock owned by Rugby and received in the 1999 transaction constitutes 10% or more of the Company’s outstanding common stock, Rugby is required to be present at all meetings of the Company’s stockholders and to vote its shares in favor of the Board’s nominees for election to the Board of Directors. The Crane Fund, one of the Company’s principal stockholders at the time, also agreed with Rugby that, so long as the Company common stock owned by Rugby and received in the 1999 transaction constitutes 10% or more of the Company’s outstanding common stock, the Crane Fund would be present at all meetings of the Company’s stockholders and vote its shares of common stock for the nominees designated by Rugby as provided in the Registration Rights Agreement.

Based on information as of February 15, 2008, Rugby beneficially owns 26.9% of the Company’s common stock. Rugby is an indirect subsidiary of CEMEX S.A.B. de C.V. Messrs. Gastone, Glass and Wise are Rugby’s current designees on the Board of Directors. Mr. Gastone has resigned from the Board of Directors, effective immediately prior to the 2008 annual meeting, and will not be replaced. Mr. Wise’s term expires in 2008 and he is nominated for election as a director for a term expiring in 2011. See “Certain Relationships and Related Transactions” in this Proxy Statement.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

During 2007, the Board of Directors was comprised of eleven directors. Dorsey R. Gardner and Philippe J. Gastone have resigned from the Board of Directors, effective immediately prior to the 2008 annual meeting. Messrs. Gardner and Gastone will not be replaced on the Board and the size of the Board has been reduced to nine members from eleven.

During 2007, the Board of Directors held seven meetings and all directors attended at least 75% of the Board meetings and meetings of the committees on which they served, except for Mr. Wise, who attended five Board meetings. The Company’s directors are encouraged to attend the Annual Meeting of Stockholders. All of our directors attended the 2007 Annual Meeting, except for Mr. Wise, who was unable to attend.

Director Independence

The Board of Directors has affirmatively determined that each of the non-employee directors — Messrs. Bigelow, Evans, Forté, Gardner, Gastone, Glass, Matheney, Tanner and Wise — is independent in accordance with the standards established by the New York Stock Exchange and that none of such directors has a material relationship with the Company. In reaching its determination, the Board considered the status of Messrs. Gastone, Glass and Wise as designees of The Rugby Group Limited, the Company’s principal stockholder. The Board considered the NYSE’s view that ownership of even a significant amount of stock, by itself, does not bar an independence finding. The Board determined that because none of Messrs. Gastone, Glass or Wise is an executive officer or director of CEMEX S.A.B. de C.V., which indirectly owns 100% of the outstanding capital stock of Rugby, and, therefore, none has a beneficial interest in the Company shares owned by Rugby, each such director’s status as a designee of Rugby Group is not a relationship that precludes him from exercising independent judgment in carrying out his responsibilities. Mr. Vrabely does not meet the independence standards because he is an employee of the Company. Mr. Lupo does not meet the independence standards because he was an employee of the Company through December 31, 2007.

The Board of Directors has also affirmatively determined that:

•	each member of the Audit Committee qualifies as “independent” under the provisions of Section 10A of the Securities Exchange Act of 1934 and the rules of the SEC promulgated thereunder, as well as the NYSE’s independence rules relating to audit committees;

•	each member of the Management Organization and Compensation Committee meets the independence requirements of the NYSE’s corporate governance listing standards; and

•	each member of the Nominating and Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards.

Corporate Governance

The Company has adopted Corporate Governance Guidelines. The Company has also adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at www.huttig.com. Copies are also available in print at no charge upon request to the Company addressed to the Office of the Corporate Secretary at 555 Maryville University Dr., Suite 400, St. Louis, MO 63141. The Company intends to post on its website any amendments to, or waivers from, its Code of Business Conduct and Ethics within two days of such amendment or waiver.

In accordance with our Corporate Governance Guidelines, non-management directors regularly hold executive sessions without management present. During 2007, two of the Board meetings included executive sessions from which management was excused. Mr. R. S. Evans, Chairman of the Board, presided at those executive sessions.

Board Committees

The Board of Directors has four standing committees: (1) Executive, (2) Audit, (3) Management Organization and Compensation, and (4) Nominating and Governance. The Executive Committee meets when a quorum of the full Board of Directors cannot be readily obtained. Each of the other committees operates under a written charter adopted by the Board of Directors. All of the committee charters are available on the Company’s website at www.huttig.com. Copies are also available in print upon request to the Company addressed to the Office of the Corporate Secretary at 555 Maryville University Dr., Suite 400, St. Louis, MO 63141. During 2007, the Management Organization and Compensation Committee amended its charter and the complete text of the amended Management Organization and Compensation Committee charter is included as Appendix A to this Proxy Statement.

The memberships of Board committees as of the date of this Proxy Statement are as follows:

		Management Organization	Nominating and
Executive		and Compensation	Governance
Committee	Audit Committee	Committee	Committee

Jon P. Vrabely (Chairman)	J. Keith Matheney (Chairman)	E. Thayer Bigelow (Chairman)	R. S. Evans (Chairman)
R. S. Evans	E. Thayer Bigelow	Dorsey R. Gardner*	E. Thayer Bigelow
Michael A. Lupo	Richard S. Forté	Donald L. Glass	Richard S. Forté
Delbert H. Tanner	Dorsey R. Gardner*	Delbert H. Tanner	Donald L. Glass

*	Mr. Gardner has resigned from the Board and from the Audit Committee and the Management Organization and Compensation Committee, effective immediately prior to the 2008 annual meeting.

Audit Committee

The Audit Committee assists the Board in fulfilling the Board’s oversight responsibility with respect to the integrity of the Company’s financial statements, the qualification and independence of the Company’s independent auditors, the performance of the Company’s internal audit function and its internal auditors and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the authority to select, evaluate and, where appropriate, replace the independent auditors. The Audit Committee meets periodically with representatives from the Company’s internal auditors and independent auditors separate from management. The Audit Committee also is responsible for reviewing compliance with the Company’s Code of Business Conduct and Ethics policy, and for administering and enforcing the Company’s accounting and auditing compliance procedures adopted in accordance with Section 301 of the Sarbanes-Oxley Act of 2002.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement confirming the absence of any relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent auditors any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence. The Audit Committee also received a report on the quality control procedures of the independent auditors as well as the most recent peer review conducted under guidelines of the American Institute of Certified Public Accountants. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing, and results of the internal audit examinations. The Audit Committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope and the independent auditors’ examination of the financial statements.

The Board of Directors has determined that each member of the Audit Committee meets the financial literacy and expertise requirements of the NYSE and that J. Keith Matheney meets the requirements of an “audit committee financial expert” as defined in regulations of the SEC under the Sarbanes-Oxley Act of 2002. During 2007, the Audit Committee held ten meetings.

The report of the Audit Committee is included under “Report of the Audit Committee” in this Proxy Statement.

Management Organization and Compensation Committee

The Management Organization and Compensation Committee oversees the Company’s compensation plans and practices, including its executive compensation plans and director compensation plans, reviews and evaluates the performance of the Chief Executive Officer, reviews with the Chief Executive Officer his evaluation of the performance of other members of senior management, administers the Company’s stock option, restricted stock and other stock-based compensation plans and programs, reviews management development and succession planning policies and produces the annual report on executive compensation for inclusion in the Company’s annual proxy statement. During 2007, the Management Organization and Compensation Committee held four meetings.

The report of the Management Organization and Compensation Committee on executive compensation is included under “Report on Executive Compensation by the Management Organization and Compensation Committee of the Company” in this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee’s duties include assisting the Board by identifying individuals qualified to become members of the Board, recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders, advising the Board with respect to Board composition and procedures, advising the Board with respect to corporate governance principals and overseeing the evaluation of the Board. During 2007, the Nominating and Governance Committee held three meetings.

Director Qualifications and Nominating Procedures

The Company’s Corporate Governance Guidelines provide that the Board should generally have from seven to eleven directors, a substantial majority of whom must qualify as independent directors under the listing standards of the NYSE. The Corporate Governance Guidelines provide that a director who serves as the Company’s Chief Executive Officer should not serve on more than two public company boards in addition to the Board, other directors should not serve on more than four public company boards in addition to the Board and members of the Audit Committee should not serve on more than two other public company audit committees.

The Nominating and Governance Committee seeks to identify and recruit the best available director candidates to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. Characteristics required for service on the Company’s Board include integrity, an understanding of the workings of large business organizations such as the Company, senior level executive experience, the ability to make independent, analytical judgments, the ability to be an effective communicator, and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. To assist it in identifying potential director candidates, the Nominating and Governance Committee has the authority to retain a search firm, at the Company’s expense. The Nominating and Governance Committee will consider potential director candidates proposed by other members of the Board, by management or by stockholders.

To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing to the Company addressed to the Office of the Corporate Secretary at 555 Maryville University Dr., Suite 400, St. Louis, MO 63141 and must supply the following information:

•	The candidate’s name, age and business and residence address;

•	The candidate’s detailed resume;

•	A description of any arrangements or understandings between the stockholder and the candidate;

•	A signed confirmation of the candidate’s willingness to serve on the Board; and

•	The stockholder’s name, number of Company shares owned and the length of time of ownership.

Stockholders may submit potential director candidates at any time pursuant to these procedures. The Nominating and Governance Committee will consider such candidates in connection with annual elections of directors or the filling of any director vacancies. Any stockholder nominations for the 2009 Annual Meeting, together with the information described above, must be submitted in accordance with the procedures described under “Miscellaneous — Next Annual Meeting; Stockholder Proposals” in this Proxy Statement.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any Chairman of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Company “c/o Corporate Secretary” at 555 Maryville University Dr., Suite 400, St. Louis, Missouri 63141. To communicate with any of our directors electronically, stockholders should use the following e-mail address: corporatesecretary@huttig.com.

The office of the Corporate Secretary will open all communications received as set forth in the preceding paragraph for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive or irrelevant material will be forwarded promptly to the addressee. To the extent that the communication involves a request for information, such as an inquiry about Huttig or stock-related matters, the Corporate Secretary’s office may handle the inquiry directly. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or email is addressed.

Compensation of Directors

Shown below is information concerning the compensation for service as a director for each member of our Board of Directors for the year ended December 31, 2007.

						Changes in
						Pension
						Value and
	Fees				Non-Equity	Non-qual.
	Earned or				Incentive	Deferred
	Paid in	Stock		Option	Plan	Comp.	All
Name	Cash(1)	Awards		Awards	Comp.	Earnings	Other		Total

R. S. Evans	$100,000	$10,003	(2)	—	—	—	—		$110,003
E. Thayer Bigelow	$79,500	$15,006	(2)	—	—	—	—		$94,506
Richard S. Forté	$64,500	$15,006	(2)	—	—	—	—		$79,506
Dorsey R. Gardner	$67,168	$15,006	(2)	—	—	—	—		$82,174
Philippe J. Gastone(6)	$37,000	$15,006	(2)	—	—	—	—		$52,006
Donald L. Glass	$53,000	$15,006	(2)	—	—	—	—		$68,006
Michael A. Lupo(3)	—	$357,957	(4)	—	—	—	$199,084	(5)	$557,041
J. Keith Matheney	$68,332	$15,006	(2)	—	—	—	—		$83,338
Delbert H. Tanner	$51,000	$15,006	(2)	—	—	—	—		$66,006
Jon P. Vrabely(7)	—	—		—	—	—	—		—
Steven A. Wise(6)	$35,000	$15,006	(2)	—	—	—	—		$50,006

(1)	During 2007, the Chairman of the Board of Directors, Mr. R.S. Evans, received a cash retainer fee of $100,000. Mr. Evans receives no other cash compensation for his service on the Board and its Committees. During 2007, non-employee directors, other than Mr. Evans, received the following cash compensation: $25,000 annual Board retainer; $10,000 annual retainer for chairman of the Audit Committee; $1,500 annual retainer for other Audit Committee members; $3,000 annual retainer for chairman of the Management Organization and Compensation Committee; $2,000 annual retainer for Executive Committee members; and $2,000 for each Board meeting and Committee meeting attended.

In December 2007, the Board, upon recommendation of the Management Organization and Compensation Committee approved a 10% reduction in the cash compensation paid to non-employee directors, effective January 1, 2008.

(2)	Amounts represent the amount recognized for financial statement reporting purposes for 2007 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R — Share Based Payments (“FAS 123R”) for restricted stock units (“RSUs”) for shares of Company common stock. For a discussion of the assumptions made in the valuation of stock awards, see Footnote 9 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Each non-employee director is awarded, on the date of the Annual Meeting of Stockholders, an annual grant of RSUs having a value of approximately $15,000 on the date of grant. The RSUs vest in full on the date of the next Annual Meeting of Stockholders or upon a change of control of the Company. The shares of stock represented by vested RSUs are delivered to the director upon cessation of his service on the Board. Each non-employee director received a grant of 2,205 RSUs on April 23, 2007, which vest on April 21, 2008, the date of the 2008 Annual Meeting of Stockholders with a grant date fair value computed in accordance with FAS 123R of $15,005. The aggregate number of RSUs held by each non-employee director at December 31, 2007 is as follows: Mr. Evans — 2,205; each of Messrs. Bigelow, Forté, Gardner, Gastone, Glass, Matheney, Tanner and Wise — 5,643.

(3)	Mr. Lupo was employed by the Company in the position of Strategic Advisor during 2007 pursuant to a written employment agreement. Directors who are also employees of the Company receive no additional compensation for serving on the Board. As Strategic Advisor, Mr. Lupo received an annual salary of $180,000, use of a Company-provided automobile, reimbursement for supplemental health insurance premiums and was allowed to participate in the Company’s health, welfare and retirement plans on the same terms as other employees.

(4)	Represents the amount recognized for financial statement reporting purposes for 2007 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R — Share Based Payments (“FAS 123R”) for 74,915 shares of restricted stock granted to Mr. Lupo in 2006, 50% of which vested on December 31, 2006 and 50% of which vested on December 31, 2007. For a discussion of the assumptions made in the valuation of stock awards, see Footnote 9 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(5)	Includes Mr. Lupo’s annual salary of $180,000 as Strategic Advisor to the Company. No other items included in this column, other than the perquisites and personal benefits quantified in the following sentence meet the footnote quantification threshold established by SEC regulations. Also includes the following perquisites and personal benefits, which are valued on the basis of aggregate incremental cost to the Company: personal use of a company car of $10,191 and personal use of a cell phone. In addition to the amounts reported in this column, in 2007 Mr. Lupo was paid $175,753 in deferred bonuses, including interest, under the Company’s EVA Incentive Compensation Plan which were earned during his tenure as the Company’s President and Chief Executive Officer.

(6)	Mr. Gastone and Mr. Wise have agreed with Rugby Group to transfer to Rugby Group all cash compensation payable to them for their services as directors of the Company.

(7)	See the Summary Compensation Table in this Proxy Statement for compensation disclosure related to Mr. Vrabely, the Company’s President and Chief Executive Officer. Directors who are also employees of the Company receive no additional compensation for serving on the Board.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2007 audited by KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by SAS 114 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with KPMG LLP its independence. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s internal controls and financial reporting process and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission.

Other than Mr. Matheney, who is a practicing certified public accountant, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. The members of the Audit Committee are not, and do not represent themselves to be performing the functions of auditors or accountants. Members of the Audit Committee may rely without independent verification on the information provided to them and on representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent.”

This report is not to be deemed “soliciting material” or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that this report be treated as “soliciting material” or specifically incorporates it by reference into a document filed with the Securities and Exchange Commission.

Submitted by:

The Audit Committee of the Board of Directors of Huttig Building Products, Inc.

J. Keith Matheney — Chairman
E. Thayer Bigelow
Richard S. Forté
Dorsey R. Gardner

REPORT ON EXECUTIVE COMPENSATION BY THE MANAGEMENT ORGANIZATION AND
COMPENSATION COMMITTEE OF THE COMPANY

The Management Organization and Compensation Committee (the “Committee”) has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and its discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section of this Proxy Statement be included in the Company’s Proxy Statement on Schedule 14A for the Company’s 2008 Annual Meeting of Stockholders filed with the SEC.

Submitted by:

The Management Organization and Compensation Committee of the Board of Directors of Huttig Building Products, Inc.

E. Thayer Bigelow — Chairman
Dorsey R. Gardner
Donald L. Glass
Delbert H. Tanner

EXECUTIVE OFFICERS

Huttig’s executive officers as of March 13, 2008 and their respective ages and positions are set forth below:

Name	Age	Position

Jon P. Vrabely	42	President and Chief Executive Officer
Richard A. Baltz	41	Vice President, Internal Audit
David L. Fleisher	46	Vice President, Chief Financial Officer and Secretary
Gregory W. Gurley	53	Vice President, Product Management and Marketing
Brian D. Robinson	46	Vice President, Chief Information Officer

Set forth below are the positions held with the Company and the principal occupations and employment during the past five years of Huttig’s executive officers.

Jon P. Vrabely was named President and Chief Executive Officer in January 2007. He was also appointed to the Board of Directors in January 2007. He served as Vice President, Chief Operating Officer from November 2005 to January 2007, as Vice President of Operations from December 2004 to November 2005 and as Vice President, Product Management from September 2003 to December 2004. Mr. Vrabely also served as Vice President of the Company’s Builder Resource operations from October 2002 until those operations were divested in February 2005.

Richard A. Baltz was named Vice President, Internal Audit in April 2004. Mr. Baltz served as Huttig’s Director of Internal Audit from July 2003 to April 2004. Before joining Huttig, from May 2001 to July 2003, Mr. Baltz was employed as Director, Management Assurance Services with KPMG LLP, an independent public accounting firm, where he performed outsourced internal audit and risk assessment services.

David L. Fleisher was named Vice President, Chief Financial Officer and Secretary in May 2005 and assumed General Counsel responsibilities at that time. Mr. Fleisher assumed responsibility for the human resources and safety functions in October 2007. Before joining Huttig, Mr. Fleisher served as General Counsel and Secretary of MEMC Electronic Materials, Inc., a silicon wafer manufacturer, from October 2001 to May 2005, and also as a Vice President of MEMC from July 2002 to May 2005.

Gregory W. Gurley was named Vice President, Product Management and Marketing in January 2007. Prior to joining Huttig, Mr. Gurley served as the Vice President of Residential New Business Development with Therma-Tru Corp., a manufacturer of entry and patio door systems, from May 2006 until December 2006, as Vice President and General Manager of Wholesale Distribution Business with Therma-Tru from May 2004 until May 2006 and as National Sales Manager — Residential (North America) with Therma-Tru from June 2001 until May 2004.

Brian D. Robinson was named Vice President, Chief Information Officer in July 2006. Prior to joining Huttig, Mr. Robinson was the owner and operator of BDR Holdings, Inc., a residential and commercial painting business serving Atlanta, Georgia, from September 2005 to July 2006. From February 2001 to June 2005, Mr. Robinson was Vice President, Chief Information Officer for RMC USA, Inc., a producer of ready-mix concrete and building materials.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY DIRECTORS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned, directly or indirectly, by the Company’s directors, the executive officers named in the Summary Compensation Table and all of the Company’s directors and executive officers as a group, as of February 15, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the Company’s securities. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them.

				Restricted
			Shares in	Shares/	Shares	Total
	Unrestricted		Company	Restricted	Underlying	Shares		Percent of
	Shares		401(k)/Stock	Stock	Exercisable	Beneficially		Shares
	Owned(1)		Purchase Plan	Units(2)	Options(3)	Owned(4)		Outstanding

Non-Employee Directors:
R. S. Evans	457,518	(5)	—	2,205	100,000	559,723		2.6%
E. Thayer Bigelow	8,593		—	5,643	20,000	34,236		*
Richard S. Forté	8,902		—	5,643	20,000	34,545		*
Dorsey R. Gardner	4,987		—	5,643	20,000	30,630		*
Philippe J. Gastone	—		—	5,643	—	5,643		*
Donald L. Glass	—		—	5,643	—	5,643		*
Michael A. Lupo	39,458		3,958	—	350,000	393,416	(6)	1.8%
J. Keith Matheney	—		—	5,643	—	5,643		*
Delbert H. Tanner	10,000		—	5,643	—	15,643		*
Steven A. Wise	—		—	5,643	—	5,643		*
Named Executive Officers:
Jon P. Vrabely	90,000		6,920	170,000	10,000	276,920	(7)	1.3%
David L. Fleisher	36,666	(10)	961	93,334	—	130,961	(8)	*
Gregory W. Gurley	—		685	50,000	—	50,685	(9)	*
Brian D. Robinson	—		914	45,000	—	45,914		*
Richard A. Baltz	6,666		4,270	43,334	10,000	64,270		*
Directors and executive officers as a group (15 persons)	662,790		17,708	449,017	530,000	1,659,515		7.6%

*	Represents holdings of less than 1%.

(1)	Includes previously restricted shares, the restrictions on which have lapsed.

(2)	Includes restricted stock units issued under the Company’s stock plans to non-employee directors and restricted shares issued under the Company’s stock plans to executive officers that have not vested as of February 15, 2008.

(3)	Includes shares underlying options granted under the Company’s stock plans which are exercisable within 60 days of February 15, 2008, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(4)	Attached to each share of common stock is a preferred share purchase right to acquire one one-hundredth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $.01 per share, which preferred share purchase rights are not currently exercisable.

(5)	Does not include 107 shares owned by Mr. Evans’ spouse, the beneficial ownership of which is expressly disclaimed by Mr. Evans.

(6)	Excludes 3,172.95 phantom shares invested in the Huttig Stock Fund under the Company’s Deferred Compensation Plan, calculated as of February 15, 2008.

(7)	Excludes 55.65 phantom shares invested in the Huttig Stock Fund under the Company’s Deferred Compensation Plan, calculated as of February 15, 2008.

(8)	Excludes 659.65 phantom shares invested in the Huttig Stock Fund under the Company’s Deferred Compensation Plan, calculated as of February 15, 2008.

(9)	Excludes 90.44 phantom shares invested in the Huttig Stock Fund under the Company’s Deferred Compensation Plan, calculated as of February 15, 2008.

(10)	Shares are held jointly, with shared voting and investment power, by Mr. Fleisher and his spouse as co-trustees of a family trust.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table sets forth the ownership of common stock by each person known by the Company to beneficially own more than 5% of the common stock based on the number of shares of common stock outstanding as of February 15, 2008. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and dispositive power with respect to all shares of common stock shown to be beneficially owned by them.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership(1)	Percent of Class

CEMEX S.A.B. de C.V.	5,755,940(2)	26.9%
RMC House Coldharbour Lane Thorpe, Egham, Surrey TW20 8TD United Kingdom
Wellington Management Company, LLP	2,934,600(3)	13.7%
75 State Street Boston, MA 02109
Discovery Equity Partners, L.P.,	1,540,688(4)	7.2%
Discovery Group I, LLC, Daniel J. Donoghue, and Michael R. Murphy 191 North Wacker Drive Suite 1685 Chicago, IL 60606
Dimensional Fund Advisors LP	1,162,212(5)	5.4%
1299 Ocean Avenue Santa Monica, CA 90401

(1)	Attached to each share of common stock is a preferred share purchase right to acquire one one-hundredth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $.01 per share, which preferred share purchase rights are not currently exercisable.

(2)	The Rugby Group Limited is the direct beneficial owner of these shares and is an indirect subsidiary of CEMEX S.A.B. de C.V., which may be deemed to beneficially such shares and may be deemed to share voting and investment power with respect to such shares. On December 20, 2005, the Company filed a resale shelf registration statement on Form S-3 with the Securities and Exchange Commission to register for sale the 5,755,940 shares of Company common stock owned by The Rugby Group Limited.

(3)	This information is based solely on a Statement on Schedule 13G filed by Wellington Management Company, LLC with the SEC on February 14, 2008. Pursuant to such Schedule 13G, Wellington Management has sole voting power with respect to none of the shares, shared voting power with respect to 1,861,200 shares and shared dispositive power with respect to all of the shares.

(4)	This information is based solely on a Statement on Schedule 13G filed jointly by Discovery Equity Partners, L.P., Discovery Group I, LLC, Daniel J. Donoghue and Michael R. Murphy with the SEC on February 14, 2008.

Pursuant to such Schedule 13G, Discovery Group I, LLC, Daniel J. Donoghue and Michael R. Murphy have shared voting power and shared dispositive power with respect to all of the shares and Discovery Equity Partners, L.P. has sole voting power or dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 1,319,014 of the shares.

(5)	This information is based solely on a Statement on Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 6, 2008. Pursuant to such Schedule 13G, Dimensional is an investment advisor or manager to certain investment companies, trusts and accounts, which own the Company shares reported on the Schedule 13G, and Dimensional disclaims beneficial ownership of such shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Management Organization and Compensation Committee (the “Committee”) of the Board of Directors of the Company is responsible for overseeing the Company’s executive compensation programs.

Philosophy

The primary objective of our executive compensation program is to attract and retain qualified employees. Our compensation program is designed to reward individual performance, Company performance and increases in Company stockholder value.

Overview and Process

Executive compensation is comprised of the following components:

•	base salary

•	annual incentive compensation

•	long-term equity incentive awards

•	defined contribution plan

•	deferred compensation plan

•	perquisites and other personal benefits.

Each of these components represents a portion of each executive officer’s total compensation package, although participation in the defined contribution plan and the deferred compensation plan is at the option of the executive officer. Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for the Company and its stockholders. There is no pre-established policy or formula for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

On an annual basis, the Committee reviews and evaluates the performance and leadership of the Chief Executive Officer (“CEO”) and recommends to the Board of Directors all compensation actions affecting the CEO. The Committee also annually reviews with the CEO his evaluation of the performance of the other executive officers and his recommendations regarding compensation actions for such officers.

To assist it in its review of executive compensation, the Committee periodically engages outside consultants to provide competitive compensation information. The Committee retained Hewitt Associates, an independent consulting firm, to prepare an executive compensation competitive study in 2006. The Committee reviewed the data from this study, after adjustment for inflation, in its assessment of executive compensation for 2007. The study included competitive information for two peer groups of companies — a group of nine distributorship companies and a group of ten companies with similar market capitalization to the Company. The companies included in the distributorship group are: Applied Industrial Technologies, Inc.; Audiovox Corporation; Bell Microproducts, Inc.; BlueLinx Holdings, Inc.; Building Materials Holding Corporation; Kaman Corporation; Keystone Automotive

Industries, Inc.; Navarre Corporation; and Richardson Electronics, Inc. The companies included in the group with similar market capitalization are: Bell Microproducts, Inc.; BFC Financial Corporation; Dura Automotive Systems, Inc.; Exide Technologies; Hayes Lemmerz International, Inc.; PC Connection, Inc.; Salton, Inc.; Stepan Company; Wellman, Inc.; and Wheeling-Pittsburgh Corporation. The study also included information on a broad all-industry group comprised of companies with similar revenues to the Company. The study included base compensation, annual incentives and long-term incentives, including stock-based compensation.

The Committee generally targets the executives’ base salaries and long-term equity incentive awards to be competitive with the size-adjusted (based on revenue) market median of the peer group of companies. However, the base salaries and long-term incentive awards of individual executives can and do vary from that benchmark based on such discretionary factors as individual performance, potential for future advancement, responsibilities and, for recently-hired executives, their prior compensation packages. The executives’ annual incentive compensation is based on the Company’s financial performance and is formula-driven — see “Annual Incentive Compensation” below.

Base Salaries

Each year, the Committee reviews the base salaries of each executive officer and assesses salary levels based on the individual’s performance and responsibilities and competitive salary data. The Board approves all salary actions affecting the CEO. For 2007, the base salaries of the incumbent executive officers named in the Summary Compensation Table were increased, and the initial base salary of a newly-hired executive officer named in the Summary Compensation Table (collectively, the “named executive officers”) was established, as follows:

	Increased or
	Initial 2007
Name and Principal Position	Base Salary	% Increase		Effective Date

Jon P. Vrabely President and Chief Executive Officer	$400,000	42.9	%(1)	January 1, 2007
David L. Fleisher Vice President, Chief Financial Officer and Secretary	$300,000	9.1%		April 1, 2007
Gregory W. Gurley Vice President, Product Management and Marketing	$225,000	N/A	(2)	N/A(2)
Brian D. Robinson Vice President, Chief Information Officer	$199,500	5.0%		October 1, 2007
Richard A. Baltz Vice President, Internal Audit	$190,000	5.6%		October 1, 2007

(1)	Mr. Vrabely’s salary was increased in connection with his promotion, effective January 1, 2007, to President and Chief Executive Officer from his prior position as Vice President — Chief Operating Officer. See additional discussion of Mr. Vrabely’s compensation arrangements below under “Compensation of Chief Executive Officer”.

(2)	Mr. Gurley was hired by the Company in January 2007 as its Vice President — Product Management and Marketing. Mr. Gurley’s base salary of $225,000 was established after consideration of his prior compensation package and competitive salary data.

The Company believes that all of the base salaries of the Company’s executive officers are at levels that are appropriate for executives of a public corporation of the Company’s size and industry category.

Annual Incentive Compensation

The Company’s annual incentive compensation program is based on the principle of economic value added (“EVA”)1(. EVA is a measurement of the amount by which the Company’s after-tax profits, after certain adjustments, exceed the cost of capital employed by the Company. The Company believes that, as compared to other common performance measures such as return on equity or growth in earnings per share, EVA has a higher correlation with the Company’s overall financial performance and the creation of long-term stockholder value. Although the plan is

(1 EVA is a registered trademark of Stern, Stewart & Co.

formula driven, the Committee retains discretion to review and adjust the calculation and its impact on individuals for reasonableness.

All of the Company’s executive officers participate in the Company’s EVA Incentive Compensation Plan, which the Committee administers. Each year, the Committee approves the cost of capital used in the EVA formula. The amount of the EVA bonus pool available for awards is determined after the end of each year and has two components: a percentage of the absolute EVA generated for the year and a percentage of the change in EVA from the prior year. Thirty percent of the EVA bonus pool is allocated to the CEO and the remaining 70% is allocated among the other executive officers based on their relative base salaries. The EVA bonus pool can be positive or negative. If positive, EVA awards are paid 50% when awarded and the remaining 50% is banked to be paid evenly in each of the next two years, plus interest. The banked amounts for each of the executive officers are at risk because, if the EVA award for a subsequent year is negative, banked amounts and related accrued interest scheduled to be paid to such officers for such year are reduced dollar-for-dollar, but not below zero. The Company believes that the bank account concept, with the deferred payout at risk, gives the plan a longer term perspective than annual cash bonus programs.

In January 2008, the Committee approved the EVA bonus pool calculation for the Company for 2007. The bonus pool for 2007 was negative primarily due to the incurrence by the Company of a loss in 2007. As a result, none of the named executive officers earned any EVA bonus for 2007. In addition, because the EVA bonus pool has been negative for several years, none of the named executive officers received a bonus payment in 2007 for prior years and none has any remaining banked bonus amounts.

Gregory W. Gurley, the Company’s Vice President, Product Management and Marketing, received a $10,000 signing bonus in connection with his hiring in January 2007.

Equity Incentive Awards

The Company’s equity award program is a long-term incentive program which the Company considers to be a key retention tool. In making decisions regarding long-term equity incentive awards for executive officers, the Committee reviews the comparable equity award data from the compensation survey and also considers other factors, such as each individual’s performance and responsibilities. In 2007, each of the executive officers of the Company received grants of restricted stock under the Company’s 2005 Executive Incentive Compensation Plan (the “Executive Equity Plan”). The awards vest ratably over three years assuming the executive’s continued employment and vest immediately in the event of the executive’s death, permanent disability, retirement or upon a change in control of the Company.

In 2007, the Committee awarded a total of 241,750 shares of restricted stock, including 145,000 shares awarded to the named executive officers of the Company as follows: Jon P. Vrabely — President and Chief Executive Officer (75,000 shares); David L. Fleisher — Vice President, Chief Financial Officer and Secretary (25,000 shares); Gregory W. Gurley — Vice President, Product Management and Marketing (20,000 shares); Brian Robinson — Vice President, Chief Information Officer (15,000 shares) and Richard A. Baltz — Vice President, Internal Audit (10,000 shares).

Timing of Equity Awards

The Committee grants stock awards to the Company’s executive officers and other key employees annually at a regularly scheduled meeting of the Committee. The Committee generally grants stock awards at its January or February meeting. However, in 2007, in order to ensure that sufficient shares would be available under the Executive Equity Plan for the anticipated stock awards, the Committee deferred the stock awards, other than the award to Mr. Vrabely, to its April 2007 meeting. The Committee’s April meeting followed the annual stockholders meeting at which the Company’s stockholders authorized an increase in the number of shares available for issuance under the Executive Equity Plan. Mr. Vrabely’s 2007 equity award was granted on January 1, 2007. The Board approved this award at its October 2006 meeting in connection with Mr. Vrabely’s appointment, effective January 1, 2007, as President and Chief Executive Officer. Grants to newly hired employees are effective on the later of the employee’s first day of employment or the date the grant is approved.

The exercise price of all stock options is set at the market price of our common stock on the New York Stock Exchange on the date of grant, although no stock options were granted to any of the named executive officers in 2007. See the “Outstanding Equity Awards at Fiscal Year-End” below for the terms of options granted to the named executive officers in prior years.

Defined Contribution Plan

The Company provides retirement benefits to the named executive officers, including matching contributions, under the terms of its tax-qualified 401(k) defined contribution plan. The named executive officers participate in the plan on substantially the same terms as our other participating employees. The Company does not maintain any defined benefit or supplemental retirement plans.

Deferred Compensation Plan

The named executive officers are permitted to defer up to 50% of their base salaries and bonuses under the Company’s deferred compensation plan and 401(k) plan combined. The Company also makes a matching contribution to the plan on behalf of participants equal to 50% of compensation deferred, up to 6% of a participant’s annual base salary. Participation in the deferred compensation plan is available to the Company’s executive officers and certain other key employees. See the “Non-Qualified Deferred Compensation” table and related narrative section below for a description of the Company’s deferred compensation plan and the benefits thereunder.

Defined Benefit Plan

The Company does not sponsor a defined benefit pension plan for salaried employees.

Perquisites and Other Personal Benefits

The Company provides the named executive officers with perquisites and other personal benefits that the Company believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. The named executive officers are provided use of a leased Company automobile or a car allowance, life insurance, use of a Company-provided cell phone and reimbursement for relocation expenses, if applicable. In certain instances, as determined on a case-by-case basis, the Company provides signing bonuses for new hires and reimbursement for spouse travel in connection with business functions.

Costs of the perquisites and personal benefits described above for the named executive officers for the fiscal years ended December 31, 2007 and December 31, 2006 that meet the threshold established by SEC regulations are included in the Summary Compensation Table below in the “All Other Compensation” column.

Change of Control Agreements

The Company has entered into change of control agreements with certain key employees, including the named executive officers. The change of control agreements are designed to promote stability and continuity of senior management. The change of control agreements provide benefits only upon an involuntary termination or constructive termination of the officer within three years following a change-in-control. In addition, the Company’s equity incentive plans and the award agreements under such plans provide that all restrictions on restricted stock lapse in the event of a change in control of the Company, and that all stock options become fully vested and exercisable either immediately upon a change in control or in the event that the employee is terminated following a change of control, depending on the plan. Further, the EVA Incentive Compensation Plan provides that the participants’ entire deferred balances become payable upon a change in control. Information regarding payments and benefits that would accrue to the named executive officers under such arrangements is provided under the heading “Potential Payments Upon Termination or Change in Control” below.

Employment Agreements

During 2007, no named executive officer was party to a written employment agreement, except Mr. Vrabely, whose compensation is discussed below under “Compensation of Chief Executive Officer”.

Compensation of Chief Executive Officer

Effective January 1, 2007, Jon P. Vrabely was appointed as the Company’s President and Chief Executive Officer. In connection with such appointment, the Company entered into a written employment agreement with Mr. Vrabely which expires on December 31, 2008, the key terms of which are as follows:

•	Base salary of $400,000 per year

•	An initial grant on January 1, 2007 of 75,000 shares of restricted stock, which vest one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant, and one-third on the third anniversary of the date of grant

•	30% allocation of the EVA bonus pool under the Company’s EVA Incentive Compensation Plan

•	Use of a Company-provided automobile

•	Other employee benefits provided by the Company and generally available to executive officers

•	Severance payment of twice Mr. Vrabely’s current salary and average bonus (for the past 3 years) if the Company terminates Mr. Vrabely without cause (as defined in the agreement) during the two-year term or fails to renew his employment at the end of the term

Mr. Vrabely’s employment agreement also includes change of control provisions with the same terms as the change of control agreements with the other named executive officers. The change of control agreement terms are described below under “Potential Payments Upon Termination or Change in Control — Change in Control Arrangements”.

The Committee believes that Mr. Vrabely’s compensation, while higher in the aggregate than that of our other executive officers, is commensurate with such officers’ compensation, taking into consideration the level of Mr. Vrabely’s responsibilities with the Company. The Committee’s goals in setting Mr. Vrabely’s compensation are similar to its goals for compensation to our executive officers generally: provide compensation that is competitive with that of the peer companies with which we compete for talent; align his interests with those of our stockholders through annual incentive compensation with the deferred payout at risk; and promote his retention through long-term equity incentives.

Because the EVA bonus pool for 2007 was negative, Mr. Vrabely did not earn any EVA bonus for 2007.

On January 29, 2008, the Board granted Mr. Vrabely an award of restricted stock as described below under “Post Year-End Compensation Actions.”

Post Year-End Compensation Actions

On January 29, 2008, the Board, upon recommendation of the Committee, granted the Chief Executive Officer, Jon P. Vrabely, 100,000 shares of restricted stock, and the Committee granted restricted stock to the other named executive officers as follows: David L. Fleisher — Vice President, Chief Financial Officer and Secretary (50,000 shares); Gregory W. Gurley — Vice President, Product Management and Marketing (30,000 shares); Brian Robinson — Vice President, Chief Information Officer (30,000 shares) and Richard A. Baltz — Vice President, Internal Audit (30,000 shares).

On January 29, 2008, the Board, with respect to Mr. Vrabely, and the Committee, with respect to the other executive officers, approved management’s recommendation that the Company’s executive officers receive no increase in base salaries in 2008 as part of the Company’s cost control efforts in response to the difficult conditions in the housing market.

Accounting and Tax Considerations

The Committee generally considers the accounting implications of stock awards and other compensation to the Company’s executive officers in evaluating and establishing the Company’s compensation policies and practices. In addition, Internal Revenue Code Section 162(m) limits the deductibility of annual compensation paid to certain executive officers to $1 million per employee unless the compensation meets certain specific requirements. The Company’s EVA Incentive Compensation Plan is designed to meet the performance-based compensation exception to the Section 162(m) deductibility limit. As a matter of policy, the Committee attempts to develop and administer compensation programs that maintain deductibility under Section 162(m) for all executive compensation, except in circumstances where the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive value of the compensation.

Summary Compensation Table

Shown below is information concerning the compensation for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2007 and December 31, 2006 for Jon P. Vrabely, the Company’s President and Chief Executive Officer, David L. Fleisher, the Company’s Vice President, Chief Financial Officer and Secretary and the other three most highly compensated individuals who served as executive officers of the Company at December 31, 2007 (collectively, the “named executive officers”).

				Stock	Option	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation		Total

Jon P. Vrabely(3)	2007	$400,000	—	$320,900	$2,552	$5,840	(4)	$729,292
President and	2006	$280,000	—	$183,237	$7,496	$20,166		$490,899
Chief Executive Officer
David L. Fleisher	2007	$293,750	—	$293,250	—	$7,552	(4)	$594,552
Vice President —	2006	$275,000	—	$172,104	—	$11,029		$458,133
Chief Financial Officer and Secretary
Gregory W. Gurley(5)	2007	$208,846	$10,000	$91,067	—	$39,636	(6)	$349,549
Vice President — Product Management and Marketing
Brian D. Robinson(7)	2007	$192,375	—	$68,300	—	$19,332	(6)	$280,007
Vice President —	2006	$88,545	—	—	—	$164,665		$253,210
Chief Information Officer
Richard A. Baltz	2007	$182,500	—	$76,975	$1,276	$5,873	(4)	$266,624
Vice President —	2006	$175,000	—	$28,821	$6,798	$5,622		$216,241
Internal Audit

(1)	Mr. Gurley was paid a $10,000 signing bonus upon his hiring in January 2007 as the Company’s Vice President — Product Management and Marketing. All of the named executive officers participate in the Company’s annual incentive program, the EVA Incentive Compensation Plan (the “EVA Plan”). The EVA bonus pool was negative for 2007 and 2006; as a result, none of the named executive officers earned an EVA bonus for either year and none has any balance remaining in his deferred bonus bank as of December 31, 2007. In addition, no named executive officer received a bonus payment in 2007 or 2006 for prior years, except for Mr. Fleisher, who was paid $62,500 in 2006. Under the terms of Mr. Fleisher’s employment arrangement entered into at the time of his hiring in May 2005, Mr. Fleisher was awarded a bonus in 2005 of $125,000 and was entitled to payment of 50% of that bonus, or $62,500, in 2006. See further discussion of the EVA Plan in the section captioned “Annual Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)	Represents the amount recognized for financial statement reporting purposes for 2007 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R — Share Based Payments (“FAS 123R”). For a discussion of the assumptions made in the valuation of stock awards and option awards, see Footnote 9 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Mr. Vrabely was promoted to President and Chief Executive Officer on January 1, 2007. See discussion of Mr. Vrabely’s employment agreement in the section captioned “Compensation of Chief Executive Officer” in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)	No item included in “All Other Compensation” for Messrs. Vrabely, Fleisher or Baltz meets the footnote quantification threshold established by SEC regulations. The aggregate incremental cost to the Company of perquisites and personal benefits provided to Messrs. Vrabely, Fleisher and Baltz do not meet the inclusion threshold established by SEC regulations and are excluded from this amount.

(5)	Mr. Gurley was appointed as the Company’s Vice President — Product Management and Marketing in January 2007 at an annual salary of $225,000.

(6)	No item included in “All Other Compensation” for Mr. Gurley or Mr. Robinson meets the footnote quantification threshold established by SEC regulations. Includes the following perquisites and personal benefits, which are valued on the basis of the aggregate incremental cost to the Company: relocation expenses, use of a company car and personal use of a company cell phone.

(7)	Mr. Robinson was appointed as the Company’s Vice President — Chief Information Officer in July 2006.

Grants of Plan-Based Awards — 2007

The following table sets forth certain information with respect to equity awards granted during 2007 to each of the executive officers listed in the Summary Compensation Table.

								All	All Other
		Estimated Future						Other Stock	Option		Grant
		Payouts Under Non-			Estimated Future			Awards:	Awards:	Exercise	Date Fair
		Equity Incentive Plan			Payouts Under Equity			Number	Number of	or Base	Value of
		Awards			Incentive Plan Awards			of Shares	Securities	Price of	Stock and
	Grant	Thres-		Maxi-	Thres-		Maxi-	of Stock	Underlying	Option	Option
Name	Date	hold	Target	mum	hold	Target	mum	or Units	Option	Awards	Awards(1)

Jon P. Vrabely	1/1/2007	—	—	—	—	—	—	75,000 (2)	—	—	$396,750
David L. Fleisher	4/23/2007	—	—	—	—	—	—	25,000 (2)	—	—	$170,750
Gregory W. Gurley	4/23/2007	—	—	—	—	—	—	20,000 (2)	—	—	$136,500
Brian D. Robinson	4/23/2007	—	—	—	—	—	—	15,000 (2)	—	—	$102,450
Richard A. Baltz	4/23/2007	—	—	—	—	—	—	10,000 (2)	—	—	$68,250

(1)	Amounts represent the grant date fair value of the stock awards computed in accordance with the provisions of Statement of Financial Accounting Standards No. 123R — Share Based Payments (“FAS 123R”). For a discussion of the assumptions made in the valuation of stock awards, see Footnote 9 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	Represents shares of restricted stock granted under the Company’s 2005 Executive Incentive Compensation Plan. Shares vest over three years, assuming continued employment, with one-third of the shares vesting on each of the first three anniversaries of the grant date. Shares are entitled to the payment of dividends; however, the Company has not paid dividends in the past and does not anticipate paying dividends in the foreseeable future.

Outstanding Equity Awards at December 31, 2007 (Fiscal Year-End)

The following table sets forth certain information with respect to unexercised stock options and unvested shares of restricted stock held at December 31, 2007 by each of the executive officers listed in the Summary Compensation Table.

	Option Awards				Stock Awards
	Number of	Number of			Number of		Market Value
	Securities	Securities			Shares or		of Shares or
	Underlying	Underlying			Units of		Units of
	Unexercised	Unexercised	Option	Option	Stock That		Stock That
	Options -	Options -	Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested		Vested(1)

Jon P. Vrabely	10,000		$7.23	4/27/14	105,000	(2)	$366,450
David L. Fleisher					53,334	(3)	$186,136
Gregory W. Gurley					20,000	(4)	$69,800
Brian D. Robinson					15,000	(5)	$52,350
Richard A. Baltz	5,000		$2.98	8/5/13
	5,000		$7.23	4/27/14
					15,000	(6)	$52,350

(1)	Computed based on the closing price of the Company’s common stock on December 31, 2007 of $3.49.

(2)	Mr. Vrabely’s unvested restricted shares vest as follows: 10,000 shares vest on each of January 23, 2008 and 2009 and April 26, 2008; 25,000 shares vest on each of January 1, 2008, 2009 and 2010.

(3)	Mr. Fleisher’s unvested restricted shares vest as follows: 10,000 shares vest on each of January 23, 2008 and 2009; 8,334 shares vest on each of April 23, 2008 and May 23, 2008; 8,333 shares vest on each of April 23, 2009 and April 23, 2010.

(4)	Mr. Gurley’s unvested restricted shares vest as follows: 6,667 shares vest on each of April 23, 2008 and April 23, 2010; 6,666 shares vest on April 23, 2009.

(5)	Mr. Robinson’s unvested restricted shares vest as follows: 5,000 shares vest on each of April 23, 2008, April 23, 2009 and April 23, 2010.

(6)	Mr. Baltz’s unvested restricted shares vest as follows: 1,666 shares vest on January 23, 2008; 3,334 shares vest on April 23, 2008; 1,667 shares vest on each of April 26, 2008 and January 23, 2009; 3,333 shares vest on each of April 23, 2009 and April 23, 2010.

Option Exercises and Stock Vested — 2007

The following table sets forth certain information with respect to shares of restricted stock which vested during the year ended December 31, 2007 for each of the executive officers listed in the Summary Compensation Table.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting(1)

Jon P. Vrabely	—	—	20,000	$124,250	(2)
David L. Fleisher	—	—	18,333	$116,998	(3)
Gregory W. Gurley	—	—	—	—
Brian D. Robinson	—	—	—	—
Richard A. Baltz	—	—	3,333	$20,706	(4)

(1)	Computed by multiplying the number of shares acquired on vesting by the market value of the shares on the vesting date.

(2)	Mr. Vrabely’s shares vested as follows: 10,000 shares vested on January 23, 2007, on which date the market value of the underlying shares was $5.45, and 10,000 shares vested on April 26, 2007, on which date the market value of the underlying shares was $6.975.

(3)	Mr. Fleisher’s shares vested as follows: 10,000 shares vested on January 23, 2007, on which date the market value of the underlying shares was $5.45, and 8,333 shares vested on May 23, 2007, on which date the market value of the underlying shares was $7.50.

(4)	Mr. Baltz’s shares vested as follows: 1,667 shares vested on January 23, 2007, on which date the market value of the underlying shares was $5.45, and 1,666 shares vested on April 26, 2007, on which date the market value of the underlying shares was $6.975.

Non-Qualified Deferred Compensation — 2007

The following table sets forth certain information with respect to participation in the Company’s non-qualified Deferred Compensation Plan during the year ended December 31, 2007 for each of the executive officers listed in the Summary Compensation Table.

Aggregate
	Executive	Registrant	Earnings		Aggregate
	Contributions	Contributions	in Last	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Fiscal	Withdrawals/	Last Fiscal
Name	Year	Year(1)	Year(2)	Distributions	Year End

Jon P. Vrabely	—	—	$332	—	$5,378
David L. Fleisher	$17,568	$1,656	$1,947	—	$42,002
Gregory W. Gurley	—	—	—	—	—
Brian D. Robinson	—	—	—	—	—
Richard A. Baltz	—	—	—	—	—

(1)	Amounts are reported as compensation for the respective officer in the Summary Compensation Table in the All Other Compensation column.

(2)	Amounts are not reported as compensation for the respective officers in the Summary Compensation Table.

The Deferred Compensation Plan (“DCP”) permits eligible employees who elect to participate to defer receipt and taxation of a portion of their annual salary, bonuses and commission. Eligibility to participate in the DCP is limited to management and “highly compensated employees” as defined in the Employee Retirement Income Security Act of 1974, as amended. The amount of annual salary, bonus and commission that may be deferred under the DCP and the 401(k) plan combined is 50%. The Company makes a matching contribution to the DCP of 50% of the amount deferred; provided, that the Company’s contributions under the DCP and the 401(k) plan combined cannot exceed 6% of total eligible compensation.

The Company chooses the available investment options for the participant’s deferrals, with varying degrees of risk, and the participant selects specific funds from among the available options. The Company maintains a bookkeeping account for each participant and account balances are maintained as if the funds were invested in the investment funds chosen by the participant. Company matching contributions are currently invested 50% in the hypothetical investments chosen by the participant and 50% in “phantom” shares of Company common stock. The participant bears the investment risk. The participant’s deferrals and earnings vest immediately. The participant’s vested interest in the Company matching contributions and earnings is based on the participant’s years of service, with the Company matching contributions and earnings being fully vested after 5 years of service.

A participant may elect to receive payment of the vested amount credited to his or her deferral account in a single lump sum or in 5, 10 or 15 annual installments. No payments may commence in less than 5 years following the date of the deferral election, except in the case of retirement.

Potential Payments Upon Termination or Change in Control

Change of Control Arrangements

The Company has entered into separate change of control agreements with each of its named executive officers, except for Mr. Vrabely. The Company’s change of control agreement with Mr. Vrabely is contained in his employment agreement, which expires on December 31, 2008. The change of control agreements with the other named executive officers are for an initial three-year period and are automatically extended for an additional year on each anniversary date of the agreement unless the Company gives notice that the period will not be extended.

Each agreement provides that if, within three years following a change of control of the Company, as defined below, the employee is terminated without cause or voluntarily terminates for good reason, as defined below, the employee will be entitled to the following, in addition to salary due at the date of termination: (i) a pro rata portion of the employee’s highest annual bonus (the highest annual bonus is the greater of the annual bonus for the prior year or the average annual bonus for the prior three years), (ii) a lump sum payment equal to two times the employee’s annual salary and average bonus for the prior three years, (iii) the payment of deferred compensation, and (iv) continuation of benefits under the Company’s welfare benefit plans for two years after termination. The foregoing amounts (other than the continuation of benefits) are to be paid in cash in a lump sum within 30 days following the employee’s termination, except that, to the extent necessary to comply with Section 409A of the Internal Revenue Code, payments will be withheld until the first day of the seventh month following termination.

The change in control agreements define a change in control to mean, generally:

•	the acquisition of at least 50% of the Company’s outstanding shares, other than an acquisition by the Rugby Group Ltd., or any direct transferee of the Rugby Group Ltd.;

•	a change in the majority of the members of the Company’s Board that is not supported by the incumbent Board;

•	a merger or other business combination that results in the Company’s shareholders immediately before the transaction owning less than 50% of the voting power after the transaction;

•	a sale of substantially all of the Company’s assets; or

•	the approval of a plan for complete liquidation or dissolution of the Company.

The change in control agreements define “cause” to mean, generally:

•	personal dishonesty or breach of fiduciary duty involving personal profit at the expense of the Company;

•	repeated, deliberate violations of the employee’s duties;

•	commission of a criminal act related to the performance of the employee’s duties;

•	furnishing of proprietary confidential information about the Company to a competitor;

•	habitual intoxication by alcohol or drugs during work hours; or

•	conviction of a felony.

The change in control agreements define “good reason” to mean, generally:

•	diminution in the employee’s position, authority, duties or responsibilities;

•	failure of the Company to provide the employee with compensation and benefits as described in the agreement;

•	requiring the employee to be based at any office or location more than 35 miles from the location at which the employee was based prior to the change in control; or

•	any purported termination by the Company of the employee’s employment except as expressly permitted by the agreement.

If the Company’s tax counsel determines that any economic benefit or payment or distribution by the Company to the employee pursuant to the agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will reduce the aggregate payments due to the employee under the agreement and any other agreement, plan or program of the Company to an amount that is one dollar less than the maximum amount allowable without becoming subject to the excise tax.

The change of control agreements prohibit the officer from doing the following during employment with the Company and for one year following termination: (i) engaging in any business that is competitive with the Company, (ii) soliciting for employment any current employee of the Company or any individual who had been employed by the Company in the one year prior thereto, and (iii) soliciting the business of the Company or doing business with any actual or prospective customer or supplier of the Company. The change of control agreements also prohibit the officer from disclosing any confidential information of the Company at any time.

The Company’s equity incentive plans and the award agreements under such plans provide that all restrictions on restricted stock lapse in the event of a change in control of the Company, as defined below. In addition, the EVA Incentive Compensation Plan provides that the participants’ entire deferred balances become payable upon a change in control.

The Company’s equity incentive plans define a change in control to mean, generally:

•	the acquisition of at least 20% of the Company’s outstanding shares;

•	a change in the majority of the members of the Company’s Board that is not supported by the incumbent Board;

•	a merger or other business combination that results in the Company’s shareholders immediately before the transaction owning less than 50% of the voting power after the transaction;

•	a sale of substantially all of the Company’s assets;

•	the start of a tender offer for all or part of the Company’s outstanding shares; or

•	the approval of a plan for complete liquidation or dissolution of the Company.

Potential Payments to Named Executive Officers Upon Qualifying Termination Following a Change in Control

Based on the above, each named executive officer would have been entitled to the following estimated payments and benefits from the Company or its successor if a change in control under the change in control agreements and equity incentive plans occurred on December 31, 2007 and each such officer was terminated without cause or terminated his employment for good reason immediately following the change in control.

		Early
	Salary/	Vesting—
	Bonus	Restricted	Benefits
Name	Severance(1)	Stock(2)	Continuation(3)	Total(4)

Jon P. Vrabely	$800,000	$366,450	$57,704	$1,224,154
David L. Fleisher	$671,429	$186,136	$48,258	$905,823
Gregory W. Gurley	$457,183	$69,800	$37,611	$564,594
Brian D. Robinson	$399,000	$52,350	$53,498	$504,848
Richard A. Baltz	$380,000	$52,350	$57,198	$489,548

(1)	Represents an amount equal to two times each officer’s annual base salary at December 31, 2007, plus two times each officer’s average annual bonus for the prior three years.

(2)	Represents the market value of each officer’s unvested restricted stock at December 31, 2007, using the closing market price of Company common stock of $3.49 per share on December 31, 2007. None of the executive officers had unvested in-the-money stock options at December 31, 2007.

(3)	Represents the cost of continuing health and welfare benefits for two years.

(4)	If the Company’s tax counsel determines that any economic benefit or payment or distribution by the Company to the employee pursuant to his change of control agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will reduce the aggregate payments due to the employee under the agreement and any other agreement, plan or program of the Company to an amount that is one dollar less than the maximum amount allowable without becoming subject to the excise tax.

Potential Payments to Named Executive Officers Upon a Change in Control With No Qualifying Termination

As noted above, under the Company’s equity incentive plans, all restricted stock awards vest immediately upon a change in control. Therefore, if a change in control occurred on December 31, 2007, each named executive officer would be entitled to realization of the amount set forth in the preceding table under the caption “Early Vesting — Restricted Stock” even if no qualifying termination — a termination by the Company without cause or by the employee for good reason — occurred.

The Company’s EVA Incentive Compensation Plan also provides that the participants’ deferred balances become payable upon a change in control; however, none of the named executive officers had a deferred balance under the EVA Incentive Compensation Plan at December 31, 2007.

Potential Payment to Chief Executive Officer Upon Termination Not Involving a Change in Control

Jon P. Vrabely, the Company’s President and Chief Executive Officer, has a written employment agreement with the Company, which expires on December 31, 2008. Under Mr. Vrabely’s employment agreement, if no change of control has occurred and the Company terminates Mr. Vrabely without cause (as defined in the agreement) during the term of his agreement or fails to renew his employment at the end of the term for reasons that do not constitute cause, the Company shall pay Mr. Vrabely a severance payment equal to two times Mr. Vrabely’s current salary plus two times Mr. Vrabely’s average bonus for the last three years. The severance payment is to be paid to Mr. Vrabely in 24 equal monthly installments. In exchange for the severance payment, Mr. Vrabely is to release all claims that he may have against the Company. If Mr. Vrabely had been terminated without cause on December 31, 2007, he would have been entitled to a severance payment of $800,000 — twice his annual salary of $400,000. He has not earned a bonus in the last three years.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of the forms furnished to the Company or written representations of certain persons, each director, officer and beneficial owner of 10% of the outstanding shares of the Company timely filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 for fiscal 2007 except as follows: Mr. Vrabely filed a late Form 4 to report a grant by the Company of shares of restricted stock, Mr. Fleisher file a late Form 4 to report the acquisition of phantom shares of Company stock acquired under the Company’s deferred compensation plan, Mr. Lupo filed a late Form 4 to report the sale of shares of Company common stock and Mr. Gurley filed a late Form 3 upon his appointment as an executive officer of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies with Respect to Related Party Transactions

The Company’s Audit Committee charter requires that the Audit Committee, which is comprised entirely of independent directors, review all related party transactions and potential conflict of interest situations involving members of the Board of Directors or senior management. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and the related party has a direct or indirect interest.

Certain Relationships and Related Transactions

Rugby Board Representation

In connection with the Company’s purchase of the U.S. residential building products business of The Rugby Group Ltd. (“Rugby”) in December 1999, the Company entered into a Registration Rights Agreement with Rugby. Pursuant to the Registration Rights Agreement, so long as the shares of common stock owned by Rugby and received in the December 1999 transaction constitute at least 30%, 20%, or 10%, respectively, of the Company’s outstanding common stock, Rugby has the right to designate for nomination by the Board of Directors of the Company three, two and one director(s), respectively. So long as the common stock owned by Rugby and received in the 1999 transaction constitutes 10% or more of the Company’s outstanding common stock, Rugby is required to be present at all meetings of the Company’s stockholders and to vote its shares of common stock in favor of the Board’s nominees for election to the Board of Directors. On the date of the agreement pursuant to which the 1999 transaction was accomplished, the Crane Fund, one of the Company’s principal stockholders at that time, agreed with Rugby that, so long as the common stock owned by Rugby and received in the 1999 transaction constitutes 10% or more of the Company’s outstanding common stock, the Crane Fund would be present at all meetings of the Company’s stockholders and vote its shares of common stock for the nominees designated by Rugby as provided in the Registration Rights Agreement.

As part of the Company’s former $15 million stock repurchase program, on August 20, 2001, the Company purchased 790,484 shares of its common stock from Rugby for a cash purchase price of $4,735,000, or a per share price of $5.99, the closing sales price of the Company’s common stock on the New York Stock Exchange on the date of purchase. Pursuant to the repurchase agreement, Rugby and the Company agreed that, if solely as a result of Rugby’s sale of these shares to the Company shares of common stock beneficially owned by Rugby and its affiliates in the aggregate at any time would constitute less than 30% of the Company’s outstanding stock, the Registration Rights Agreement would be deemed to be amended so that Rugby would maintain its right to designate for nomination three directors to be elected to the Board. As a result, Rugby will continue to have the right to nominate three directors so long as the common stock received in the exchange transaction and held by Rugby and its affiliates in the aggregate constitutes at least Rugby’s new ownership percentage after giving effect to the Company’s repurchase of these shares, as this percentage may increase from time to time as a result of the Company’s repurchase of common stock pursuant to its stock repurchase program.

Messrs. Gastone, Glass and Wise are Rugby’s current designees on the Board. Mr. Gastone and Mr. Wise have agreed with Rugby to transfer to Rugby all cash compensation paid to them for their services as directors. Mr. Gastone has resigned from the Board of Directors, effective immediately prior to the 2008 annual meeting, and will not be replaced.

Joint Defense Agreement with Rugby

In April 2002, the Company filed a lawsuit in the Supreme Court of the state of New York against Rugby and Rugby IPD Corp., a subsidiary of Rugby, alleging that they breached their contractual obligations to indemnify and defend the Company against asbestos-related liabilities and claims arising out of the business that was acquired in 1994 by Rugby Building Products, Inc. The Company acquired Rugby Building Products, Inc., a distributor of building materials, in December 1999, when it acquired the stock of its parent, Rugby USA, Inc., from Rugby. In its lawsuit, the Company sought to recover sums it spent to defend and, with respect to one lawsuit, settle its asbestos lawsuits, as well as a declaratory judgment that Rugby and Rugby IPD indemnify and defend the Company for these lawsuits and any similarly situated claims that may be asserted against the Company in the future. Rugby denied any obligation to defend or indemnify the Company for any of these cases. On January 19, 2005, the Company entered into a settlement agreement with Rugby and Rugby IPD settling the pending lawsuit. The parties agreed to dismiss the pending litigation without prejudice and without any admission of liability in any respect by any party. In accordance with the terms of the settlement, Rugby paid to the Company $.6 million on January 19, 2005. In addition, the Company and Rugby each released the other from further liabilities with respect to the underlying asbestos-related liabilities and claims and any future asbestos-related liabilities and claims, subject to termination of the joint defense agreement described below. The Company and Rugby also have agreed to certain other terms typical for a settlement agreement of this kind.

Under the terms of a joint defense agreement entered into by the Company and Rugby on January 19, 2005, the parties agreed to jointly defend any future asbestos-related claims relating to the business acquired by Rugby Building Products, Inc. in 1994. Any asbestos-related claim against the Company not related to that business is not covered by the joint defense agreement. The parties have established a joint defense fund to which the Company and Rugby will contribute specified amounts in equal shares from time to time and from which they will pay amounts incurred in connection with covered claims. The joint defense agreement has a term of ten years and may be terminated by the Company or Rugby if either of their respective contributions to the joint defense fund exceeds a specified cap. The Company believes that it is unlikely that a termination right will occur during the term of the joint defense agreement, but there can be no assurances that will be the case. In the event of a termination of the joint defense agreement, the settlement agreement will be deemed to have been rescinded, and the Company, or, in certain circumstances, Rugby, may reinstitute the litigation between the parties. While the Company believes that its factual allegations and legal claims are meritorious, there can be no assurance at this time that, if this litigation is renewed, the Company will recover any of its costs related to future asbestos-related claims from Rugby or from insurance carriers or that such costs will not have a material adverse effect on the Company’s business or financial condition.

Registration of Rugby Shares

Pursuant to the Registration Rights Agreement, the Company granted Rugby rights to cause the Company to register for sale the shares of Company common stock issued to Rugby in 1999. On December 20, 2005, the Company filed a resale shelf registration statement on Form S-3 with the Securities and Exchange Commission to register for sale the 5,755,940 shares of Company common stock owned by Rugby. The Company’s filing of the S-3 Registration Statement is intended to satisfy its obligations under the Registration Rights Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Management Organization and Compensation Committee (the “Compensation Committee”) is comprised of Messrs. E. Thayer Bigelow, Dorsey R. Gardner, Donald L. Glass, and Delbert H. Tanner. Mr. Glass is one of three designees of The Rugby Group Ltd. (“Rugby”) on the Company’s Board of Directors. For a description of certain transactions and arrangements between the Company and Rugby, see “Certain Relationships and Related Transactions” above.

No member of the Compensation Committee is or has ever been an officer or employee of the Company and no executive officer of the Company has served as a director or member of a compensation committee of another company of which any member of the Board of Directors is an executive officer.

PRINCIPAL ACCOUNTING FIRM SERVICES AND FEES

The following table sets forth the aggregate fees billed for the years ended December 31, 2007 and 2006 by KPMG LLP, the Company’s principal accounting firm during those years.

	2007	2006

Audit Fees(1)	$510,000	$520,000
Audit-Related Fees(2)	59,000	16,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$569,000	$536,000

(1)	Audit fees consist of fees for the following services: (a) the integrated audit of the Company’s annual financial statements and internal controls over financial reporting; and (b) reviews of the Company’s quarterly financial statements.

(2)	Audit-related fees consist of fees for services related to SEC filings, consultation related to written comments from the SEC staff and fees for the audit of the financial statements of the Company’s 401(k) Plan.

The Audit Committee has adopted a policy under which the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. The Audit Committee pre-approves all services to be provided by the independent auditors. The Audit Committee pre-approves the annual audit engagement terms and fees at the beginning of the year and pre-approves, if necessary, any changes in terms or fees resulting from changes in audit scope, Company structure or other matters. For services other than the annual audit engagement, if pre-approval by the full Audit Committee at a regularly scheduled meeting is not practical due to time limitations or otherwise, the Chairman of the Audit Committee may pre-approve such services and shall report any such pre-approval decision to the Audit Committee at the next regularly scheduled meeting.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of KPMG LLP.

ITEM 2 — RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008. KPMG LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2007. A representative of KPMG LLP will be present, in person or via telephone, at the Company’s 2008 Annual Stockholders Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions from stockholders.

Although this appointment is not required to be submitted to a vote of stockholders, the Board of Directors believes it is appropriate to request that the stockholders ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the year ending December 31, 2008. If the stockholders do not so ratify, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

MISCELLANEOUS

Solicitation of Proxies.

This solicitation of proxies for use at the Annual Meeting is being made by the Company, and the Company will bear all of the costs of the solicitation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and fax by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

Incorporation by Reference

The Report on Executive Compensation by the Management Organization and Compensation Committee of the Company, appearing in this Proxy Statement, will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference, and the report will not otherwise be deemed filed under such Acts.

Next Annual Meeting; Stockholder Proposals

The Company’s By-Laws provide that the Annual Meeting of stockholders of the Company will be held on the fourth Monday in April in each year unless otherwise determined by the Board of Directors. Appropriate proposals of stockholders intended to be presented at the 2009 Annual Meeting must be received by the Company for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting on or before November 13, 2008. In addition, the Company’s By-Laws provide that if stockholders intend to nominate directors or present proposals at the 2009 Annual Meeting other than through inclusion of such proposals in the Company’s proxy materials for that meeting, then the Company must receive notice of such nominations or proposals no earlier than January 21, 2009 and no later than February 21, 2009. If the Company does not receive notice by that date, then such proposals may not be presented at the 2009 Annual Meeting.

Appendix A

CHARTER OF THE
MANAGEMENT ORGANIZATION AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF
HUTTIG BUILDING PRODUCTS, INC.
As of December 4, 2007

I.  PURPOSE AND RESPONSIBILITIES OF THE COMMITTEE

The purposes of the Management Organization and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Huttig Building Products, Inc. (the “Company”) shall be to oversee the Company’s compensation plans and practices, including its executive compensation plans and director compensation plans; to review the performance of the Chief Executive Officer of the Company and other members of senior management; and to produce an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with all applicable rules and regulations.

The Committee is responsible to the Board for (1) assuring that the officers and key management personnel of the Company are effectively compensated in terms of salaries, incentive compensation and benefits which are internally equitable and externally competitive, (2) assuring that the fees and other compensation of the outside directors of the Company are effective and competitive, (3) assuring that the Company’s management development and succession planning policies and procedures are sound and effective, and (4) evaluating the performance of the Chief Executive Officer and other members of senior management and reporting to the Board the results of such evaluation.

II.  COMPOSITION OF THE COMMITTEE

The Committee shall be comprised of three or more directors who qualify as independent directors (“Independent Directors”) under the listing standards of the New York Stock Exchange (the “NYSE”). Members of the Committee shall also qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and shall satisfy any other necessary standards of independence under the federal securities and tax laws.

The members of the Committee shall be elected annually to one-year terms by majority vote of the Board at the first meeting of the Board following the annual meeting of stockholders. One of the members shall be appointed Committee Chairman by the Board. Vacancies on the Committee shall be filled by majority vote of the Board at the next meeting of the Board following the occurrence of the vacancy. No member of the Committee shall be removed except by majority vote of the Independent Directors then in office.

III.  MEETINGS AND PROCEDURES OF THE COMMITTEE

The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter. The Committee shall meet as provided by its rules, which shall be at least three times each year and as many other times as the Committee deems necessary. Members of the Committee will strive to be present at all meetings. As necessary or desirable, the Chairman may request that members of management and representatives of independent consultants be present at meetings of the Committee. The Committee may meet in executive session with representatives of independent consultants and with one or more members of management in discharging its responsibilities.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate within the scope of the Committee’s authority; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

A majority of the members of the Committee shall be necessary to constitute a quorum of the Committee and to approve any action at a meeting of the Committee. The Committee may also act by written consent provided that all members of the Committee execute the resolution or other instrument evidencing the action of the Committee, whether on one document or in counterparts.

Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting and highlighting any matters requiring decision making by the Board. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

IV.  DUTIES OF THE COMMITTEE

The Committee shall have the following goals and responsibilities:

(1) Review and evaluate, at least annually, the performance and leadership of the Chief Executive Officer and recommend to the Board all compensation actions affecting the Chief Executive Officer.

(2) Review with the Chief Executive Officer his evaluation of the performance of all executive officers of the Company and all compensation actions affecting the executive officers of the Company.

(3) Review with the Chief Executive Officer his evaluation of other key management personnel and all compensation actions affecting such key personnel.

(4) Review and approve the calculation of the aggregate bonus pool determined pursuant to the EVA Incentive Compensation Plan and fix the maximum percentage participation of the Chief Executive Officer and other executive officers named in the proxy statement compensation table.

(5) Review and approve annually the cost of capital to be utilized in the EVA Incentive Compensation Plan for each performance year.

(6) Administer the Company’s stock option, restricted stock and other stock-based compensation plans and programs.

(7) Review periodically the effectiveness and competitiveness of the Company’s incentive compensation, retirement, severance, change-in-control and other significant benefit plans and programs, and recommend to the Board any necessary or desirable amendments or improvements thereof. The Committee is specifically authorized and empowered to approve any and all such amendments which are necessary or appropriate to comply with changes in law or regulation.

(8) Review annually management’s report on compensation levels and practices for employees of the Company other than officers and key management personnel.

(9) Review annually the form and level of outside director compensation, including how such compensation relates to director compensation of companies of comparable size, industry and complexity to ensure that the fees and other compensation are effective and competitive and make recommendations to the Board for adoption.

(10) Review annually the process and results for identifying key management personnel of the Company.

(11) Review annually the Company’s key management personnel development actions and succession plans.

(12) Review annually with the Board the Company’s senior executive succession plan, including those plans for emergency succession in case of the unexpected disability of the Chief Executive Officer.

(13) Review and recommend to the Board the Company’s compensation discussion and analysis to be included in the Company’s annual meeting proxy statement, and approve the Committee’s report to be included in the proxy statement.

(14) Review and reassess the adequacy of this Charter on a periodic basis and recommend to the Board any appropriate changes in this Charter or the duties of the Committee.

V.  EVALUATION OF THE COMMITTEE

The Committee shall, on an annual basis, evaluate its performance under this Charter. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

The Committee shall deliver to the Board a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

VI.  INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent counsel or other advisers as it deems necessary. The Committee shall have the sole authority to retain or terminate a compensation consultant to assist the Committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms, such fees to be borne by the Company.

c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

Vote By Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote By Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote By Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh PA 15253.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
 1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
 www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 21, 2008 to be counted in the final tabulation.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

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Proxy card must be signed and dated below.
¯ Please fold and detach card at perforation before mailing. ¯

HUTTIG BUILDING PRODUCTS, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 21, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned does hereby appoint and constitute Jon P. Vrabely and David L. Fleisher, and each of them, true and lawful agents and proxies of the undersigned, with power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendation, all shares of Huttig Building Products, Inc. held of record by the undersigned at the close of business on February 22, 2008 at the Annual Meeting of Stockholders of Huttig Building Products, Inc. to be held at the Hyatt Regency Greenwich, 1800 East Putnam, Old Greenwich, Connecticut, on Monday, April 21, 2008 at 3:00 p.m., local time, or at any adjournment or postponement thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments or postponements thereof.

Dated: , 2008

Signature

Signature if held jointly
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
Proxy card must be signed and dated on the reverse side.
¯ Please fold and detach card at perforation before mailing. ¯

Huttig Building Products, Inc.	Proxy

You are encouraged to specify your choices by marking the appropriate boxes (SEE BELOW), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or the Internet as instructed on the reverse side. This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each nominee for election as a director and FOR proposal 2.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2.
1.	Election of directors
  Nominees:   (1) R. S. Evans    (2) J. Keith Matheney    (3) Steven A. Wise

☐	FOR all nominees listed above	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary below)		to vote for all nominees listed above

INSTRUCTIONS: To withhold authority to vote for any nominee, write the nominee’s name on the line below:

2.	Ratification of appointment of KPMG LLP as independent registered public accounting firm for 2008.

☐ FOR ☐ AGAINST ☐ ABSTAIN
(Continued, and to be signed, on the reverse side)